Exhibit 2.2

INTELLECTUAL PROPERTY LICENSE AGREEMENT

            This Intellectual Property License Agreement (the “License Agreement”) is made and entered into as of January 11, 2011 (the “Effective Date”) by and among GENBAND US LLC, a Delaware limited liability company, GENBAND Ireland Limited, an entity organized under the laws of the Republic of Ireland (“GENBAND Ireland”), and GENBAND IP Company, a Cayman Islands exempted company (“GENBAND IP Company” and, together with GENBAND US LLC and GENBAND Ireland, “GENBAND”) on the one hand, and PERFTECH (PTI) CANADA CORP., a corporation organized under the laws of Ontario  (“PT” and, together with GENBAND, the “Parties”), on the other hand.  Certain capitalized terms used herein shall have the meanings given to them in Article One.

RECITALS

            WHEREAS, on May 28, 2010, GENBAND acquired certain assets comprising the Carrier VoIP and Application Solutions business (the “CVAS Business”) from Nortel Networks Inc. and its Affiliates (collectively, “Nortel”) pursuant to an Asset Sale Agreement, dated December 22, 2009;

            WHEREAS, in connection therewith, GENBAND acquired ownership of Nortel Software and Intellectual Property used exclusively in connection with the CVAS Business, and received a non-exclusive license to other Nortel Software and Intellectual Property used in connection with the CVAS Business (such acquired and licensed Software and Intellectual Property collectively, the “CVAS IP”);

            WHEREAS, pursuant to the Nortel IPLA (as defined below), GENBAND has the right to partially assign the Nortel IPLA to an acquirer of a GENBAND business or product line in respect of that portion of the CVAS IP licensed to GENBAND and used in connection with such business or product line;

            WHEREAS, GENBAND’s acquisition of the assets comprising the CVAS Business included the hardware, Software and Intellectual Property and physical assets necessary to use, manufacture, distribute and support the Signaling Gateway Product Line (as defined below);

            WHEREAS, pursuant to the Asset Sale Agreement by and among GENBAND and PT, dated as of the date hereof (the “ASA”), GENBAND has agreed to sell, transfer and assign to PT, and PT has agreed to purchase and accept from GENBAND, certain intellectual property, hardware and other physical assets used by the Signaling Gateway Product Line (as defined in the ASA, the “Transferred Assets”);

            WHEREAS, contemporaneous with PT’s purchase of the Transferred Assets, GENBAND has agreed to partially assign the Nortel IPLA in respect of that portion of the CVAS IP licensed to GENBAND and used in connection with the Signaling Gateway Product Line; and

            WHEREAS, in addition, GENBAND has agreed to license to PT that portion of the CVAS IP owned by GENBAND and used in connection with the Signaling Gateway Product Line, it being the intention of the Parties that PT shall acquire, either by assignment or license, all rights in the CVAS IP needed to operate the Transferred Assets to use, manufacture, distribute and support the Signaling Gateway Product Line;

            NOW, THEREFORE, in consideration of these premises and the respective representations, warranties, covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Article One- DEFINITIONS

1.01          All capitalized terms used but not defined in this License Agreement shall have the meanings ascribed to such terms in the ASA:

(a)                “Affiliate” means, in respect of a Person, any other Person or group of Persons acting in concert, directly or indirectly, that controls, is controlled by or under common control with the first mentioned Person, and for the purposes of this definition “control” means the possession, directly or indirectly, by such Person or group of Persons acting in concert of the power to direct or cause the direction of the management and policies of the first mentioned Person, whether through the ownership of voting securities or otherwise.

(b)               “Confidential Information” means any non-public business, marketing, technical, scientific or other information disclosed by any Party which, at the time of disclosure, is marked as confidential (or like designation), is disclosed in circumstances of confidence, or should be understood by the receiving Party at the time of disclosure, exercising reasonable business judgment, to be confidential information of the disclosing Party.  Any Confidential Information that is not marked “Confidential” at the time of disclosure shall subsequently be promptly identified in writing as “Confidential” by the disclosing party.

(c)                “Contractor” means, with respect to a Party, a third party contracted by such Party or any of its Affiliates to perform services for and on behalf of such Party or such Party’s Affiliates relating to this Agreement, including distribution, re-sale, importing, development, design, manufacture, production, testing, product service and support, and any other comparable service.

(d)               “Control” means, with regard to any entity, the legal, beneficial or equitable ownership, directly or indirectly, of 50 percent or more of the capital stock (or other ownership interest, if not a corporation) of such entity ordinarily having voting rights.

(e)                “Controlled” means, with reference to any Intellectual Property that such Intellectual Property is licensable or sub-licensable by GENBAND without the need to obtain consent of any third party, without violating any obligation owed to any third party, and without providing consideration to any third party or relinquishing or otherwise losing any rights.

(f)                “Copyleft License” means any “open source,” “copyleft,” or similar license that requires, as a condition of use, modification and/or distribution of any Software, that such Software, or any Software integrated with, derived from, used, or distributed with such Software or into which such Software is incorporated: (i) be made available or distributed in source code form, (ii) be licensed for the purpose of preparing derivative works, or (iii) be redistributable at no license fee.

(g)               “Derivative Work(s)” shall have the meaning ascribed to it under the United States Copyright statute, 17 USC sec. 101.

(h)               “Field of Use” means the design, development, manufacturing, testing, promotion, distribution (including, without limitation, by way of delivery as a hosted service), sale, and other exploitation of the Signaling Gateway Product Line and natural evolutions thereof.  For the avoidance of doubt, the Field of Use excludes (i) GENBAND’s DMS signaling assets and (ii) any GENBAND legacy products that include signaling functionality that are not expressly listed on Schedule B.

(i)                 “GENBAND Interface License” means the terms and conditions governing the use of the GENBAND Interface Specification, (i) the acceptance of which is a condition precedent for any use thereof and (ii) which are generally applicable to GENBAND’s customers, partners and suppliers in connection with any such use.

(j)                 “GENBAND Interface Specification” means GENBAND’s proprietary protocol and interface specification between the Signaling Gateway Product Line and each of GENBAND’s Call Server Core and Gateway Controller solutions.

(k)               “GENBAND Signaling Gateway IP” means all (i) Intellectual Property (excluding any Patents) owned by GENBAND and used in the Signaling Gateway Product Line up to and including the Effective Date and (ii) the GENBAND Signaling Gateway Patents; provided, however, that GENBAND Signaling Gateway IP shall not include the GENBAND Interface Specification.  For the avoidance of doubt, the GENBAND Signaling Gateway IP excludes (i) the Licensed Signaling Gateway IP and (ii) Intellectual Property that is not included in the Signaling Gateway Product Line but is included in GENBAND’s legacy DMS signaling assets and any other GENBAND legacy products that include signaling functionality.

(l)                 “GENBAND Signaling Gateway Patents” means those Patents owned by GENBAND that, up to and including the Effective Date, (i) are used in the Signaling Gateway Product Line, or have one or more claims that cover or are embodied in the Signaling Gateway Product Line or (ii) have one or more claims that cover the Field of Use.  Schedule A sets forth a non-exclusive list of the GENBAND Signaling Gateway Patents.

(m)             “Improvement” means any improvement, enhancement, modification, invention, addition, Derivative Work or upgrade to any Intellectual Property first reduced to practice after the Effective Date and includes all Intellectual Property rights therein.

(n)               “Integration Rights” means the right to integrate any products or services (the “Integrating Items”) with or to existing or independently provided customer infrastructure or products for interoperability purposes, as well as to connect any such Integrating Items to independently provided external network infrastructure, products or services for interoperability purposes, and to use such integrated and/or connected products, services and infrastructure, to the extent such integration and/or connection is required for interoperability, and all services relating to the foregoing.

(o)               “Intellectual Property” means any and all intellectual and industrial property, whether protected or arising under the laws of the United States, Canada or any other jurisdiction, including all intellectual or industrial property rights in any of the following (but excluding Trademarks): (a) Patents; (b) works of authorship (whether or not published) and copyrights (including any registrations therefor or applications for registration); (c) mask works (including any registrations therefor or applications for registration); (d) trade secrets, know-how and confidential information; (e) industrial designs and other rights in designs (including any registrations therefor or applications for registrations); (f) sui generis data base rights and (g) any Software and technology.

(p)               “Licensed Signaling Gateway IP” means all (i) Intellectual Property (excluding any Patents) licensed by GENBAND under the Nortel IPLA and used in the Signaling Gateway Product Line up to and including the Effective Date, and (ii) the Licensed Signaling Gateway Patents.    For the avoidance of doubt, the Licensed Signaling Gateway IP excludes the GENBAND Signaling Gateway IP.

(q)               “Licensed Signaling Gateway Patents” means those Patents licensed to GENBAND under the Nortel IPLA that, up to and including the Effective Date, (i) are used in the Signaling Gateway Product Line, or have one or more claims that cover or are embodied in the Signaling Gateway Product Line or (ii) have one or more claims that cover the Field of Use.  For the avoidance of doubt, the Licensed Signaling Gateway Patents excludes the Transferred Patent.

(r)                 “Nortel IPLA” means that Intellectual Property License Agreement, dated May 28 2010, by and among Nortel Networks Limited, Nortel Networks Inc., the EMEA Sellers (as defined on Exhibit I thereto), the Joint Administrators (as defined therein) and the Joint Israeli Administrators (as defined therein), on the one hand, and GENBAND US LLC and GENBAND IP Company on the other hand.  A copy of the Nortel IPLA is attached hereto as Annex A.

(s)                “Person” includes an individual, a partnership (limited or general), a corporation, a limited liability company, a trust, a joint venture, an unincorporated organization, a union, a government or any department or agency thereof and the heirs, executors, administrators or other legal representatives of an individual.

(t)                 “PT Improvement” means any Improvement made by or for PT or any of its Affiliates on or after the date of this Agreement to any of the Signaling Gateway IP.

(u)               “Signaling Gateway IP” means (i) the Licensed Signaling Gateway IP and (ii) the GENBAND Signaling Gateway IP.

(v)               “Signaling Gateway Patents” means (i) the GENBAND Signaling Gateway Patents, and (ii) the Licensed Signaling Gateway Patents.

(w)             “Signaling Gateway Product Line ” means the Software products (and associated features and functionality) identified on Schedule B.  For the avoidance of doubt, the Signaling Gateway Product Line excludes (i) GENBAND’s DMS signaling assets and  (ii) any GENBAND legacy products that include signaling functionality that are not expressly listed on Schedule B.

(x)               “Software” means any and all (i) computer programs, applications and interfaces, whether in source code or object code, (ii) computerized databases and compilations, and (iii) all user manuals and architectural and design specifications, training materials and other documentation relating to any of the foregoing.

(y)               “Trademarks” means, together with the goodwill associated therewith, all trademarks, service marks, trade dress, logos, trade names, corporate names, business names, domain names, whether or not registered, including all common law rights, and registrations, applications for registration and renewals thereof, including, but not limited to, all marks registered in the United States Patent and Trademark Office, the trademark offices of the states and territories of the United States of America, and the trademark offices of other nations throughout the world (including the Canadian Intellectual Property Office), and all rights therein provided by multinational treaties or conventions.

(z)                “Transferred Patent” has the meaning ascribed thereto in the ASA.

Article Two- GRANT OF RIGHTS

2.01          Partial Assignment of Nortel IPLA.

(a)                Effective as of the Effective Date, GENBAND hereby assigns and delegates unto PT, all of GENBAND’s rights, privileges, duties and obligations under the Nortel IPLA to the extent (and only to the extent) relating to (i) the Licensed Signaling Gateway IP solely for use within the Field of Use and (ii) the Transferred Patent.  The Parties acknowledge and agree that GENBAND expressly retains, and does not assign, all rights, privileges, duties and obligations under the Nortel IPLA that are unrelated to the Signaling Gateway Product Line. The Parties further agree that GENBAND expressly retains all rights, privileges, duties and obligations under the

Nortel IPLA regarding the Licensed Signaling Gateway IP that GENBAND is permitted to retain pursuant to Section 4.05(a)(4)(x), (y) and (z) therein.

(b)               PT accepts the assignment and delegation by GENBAND as set forth in Section 2.01, assumes all such rights, privileges, duties and obligations of GENBAND to the extent (and only to the extent) relating to (i) the Licensed Signaling Gateway IP solely for use within the Field of Use, and (ii) the Transferred Patent, and agrees to be subject to all terms of the Nortel IPLA, and further agrees that all such assumed duties and obligations shall be performed by PT directly to Nortel and shall be enforceable by Nortel and the other parties to the IPLA (other than GENBAND) directly against PT.

(c)                Except as expressly provided herein, this License Agreement shall not, by implication or otherwise, limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of GENBAND under the Nortel IPLA, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Nortel IPLA.

2.02          Licensed Intellectual Property.  Subject to the terms and conditions of this License Agreement, GENBAND hereby grants to PT a perpetual, irrevocable (except as specifically provided in Section 5.02), non-sublicensable (except as specifically provided in Section 2.06), non-exclusive, worldwide, royalty-free, fully paid-up license (or sublicense, as applicable): (i) under the GENBAND Signaling Gateway IP (other than any Patents) to use, distribute, display and publish, copy, create Derivative Works of, modify, and otherwise commercially exploit such GENBAND Signaling Gateway IP (other than Patents), in each case solely in connection with products and services within the Field of Use, and (ii) under the GENBAND Signaling Gateway Patents, to make, develop, use, lease, sell, offer for sale, import, support, service, and otherwise dispose of products and services and practice any methods in connection therewith, in each case solely within the Field of Use.  The licenses granted under this Section 2.02 also include Integration Rights in connection with products and services within the Field of Use.

2.03          Have Made Right.  The licenses granted in Section 2.02 also include the right of PT to have products within the Field of Use manufactured and services within the Field of Use rendered by one or more Contractors for subsequent commercialization by PT and/or its Affiliates in their ordinary course of business. For the avoidance of doubt, nothing in this Agreement shall limit or restrict the right of either Party to integrate or combine the Signaling Gateway Product Line (or in the case of GENBAND, additional software products functionally equivalent to the Signaling Gateway Product Line) with hardware items.  In addition, the parties agree and understand that SP2000 will be an upgrade path from LPP, and that the defined term “Field of Use” definition is not intended to preclude PT's efforts to work with GENBAND to migrate GENBAND's customers from LPP to SP2000.

2.04          Hardware Integration.  GENBAND agrees that it will not assert any Signaling Gateway IP or any Signaling Gateway Patents against any PT hardware product containing software within the Field of Use unless such PT hardware product (including software not within the Field of Use) would infringe without the software within the Field of Use, in which case the claim will be limited to such infringement.

2.05          License to GENBAND Interface Specification.  Subject to the terms and conditions of this License Agreement and any GENBAND Interface License, GENBAND hereby grants to PT a limited, non-exclusive, worldwide, royalty-free, fully-paid up license to the GENBAND Interface Specification.  GENBAND shall provide PT with a copy of the GENBAND Interface Specification immediately following the Closing.  GENBAND further covenants to promptly notify PT regarding any material changes or updates to the GENBAND Interface Specification.  GENBAND may terminate the license provided in this Section 2.05 at any time upon written notice to PT if GENBAND determines or becomes aware that PT has breached the terms of this Section 2.05 or Article 3 with respect to the GENBAND Interface Specification.

2.06          Sublicensability.  The licenses granted in Section 2.02 and Section 2.05 to PT include the right to grant sublicenses that are limited to the scope of each such license to only (i) PT’s Affiliates with the right to further sublicense as set forth in clauses (ii) and (iii) below, (ii) Contractors and (iii) subject to Section 2.03, distributors, suppliers, contract manufacturers, customers and end users (but only to the extent necessary for such end users’ use of products and services within the Field of Use sold or provided by or on behalf of PT or its Affiliates); provided that, in each case, PT requires that such sublicensees agree in writing to comply with the applicable terms and conditions of this License Agreement (including, without limitation, the restrictions associated with use of Intellectual Property and the confidentiality provisions contained herein).

2.07          Ownership of Improvements.  All PT Improvements and any Intellectual Property arising therefrom shall be owned exclusively by PT.

2.08          Prohibited Uses.  All rights not expressly granted to PT regarding the Signaling Gateway IP are reserved by GENBAND.  The Parties acknowledge that the GENBAND Signaling IP includes GENBAND’s Confidential Information, including, without limitation, the Software included in the GENBAND Signaling IP.  PT shall not include, integrate, embed, combine or use the Software included in the GENBAND Signaling IP in a manner that could cause such Software to be subject to any Copyleft License.

2.09          Third Party Licenses.  Except as may be expressly sublicensed to PT hereunder, PT shall be solely responsible for obtaining, and for paying any fees and/or costs for, all third party software, technology and other Intellectual Property it requires with respect to the Intellectual Property licensed or sublicensed to PT hereunder (including the Intellectual Property rights acquired by PT pursuant to Section 2.01), including the development, manufacture, sale, distribution, service and support of products that incorporate such Intellectual Property.

2.10          [Intentionally Omitted.]

2.11          Delivery.  GENBAND shall provide a copy to the PT of the Software included in the Signaling Gateway IP, a nonexclusive listing of which is identified on Schedule C, to the extent in its reasonable possession and control.  To the extent that GENBAND is in possession of any documentation relating to such Software, GENBAND shall provide such documentation to PT promptly within 30 days following the Effective Date.  GENBAND shall use commercially reasonable efforts to identify and deliver to PT promptly following Effective Date copies of any other documentation, including documentation embodying know-how, to the extent included in the Signaling Gateway IP and to the extent in its possession and control.  Except as set forth in this Section 2.11, GENBAND shall not be obligated to deliver any further information, physical embodiments or tangible materials to PT (beyond any requirements in the ASA).  GENBAND shall have the right to retain a copy of any Software and related documentation and any other documentation, including documentation embodying know-how, included in the Signaling Gateway IP.

2.12          Reservation of Rights.  GENBAND reserves all rights and licenses not expressly granted in this License Agreement, and, except to the extent solely necessary to permit PT to use, manufacture, distribute and support the Signaling Gateway Product Line, nothing in this License Agreement shall be construed as implying or give rise to any implied grant or license of any right not expressly set forth in this License Agreement.  For the avoidance of doubt, the Parties expressly agree that GENBAND shall maintain the right to re-use the graphical user-interface source code associated with the Universal Signaling Point product for use in GENBAND solutions of a non-signaling nature and which are unrelated to the Signaling Gateway Product Line.

2.13          GENBAND License under the Transferred Patent.  PT acknowledges and agrees that the Transferred Patent is transferred and assigned to PT under the ASA subject to, and GENBAND is hereby granted, a non-assignable (except as provided in Section 5.02), non-sublicensable (except as specifically provided in this Section 2.13), fully paid-up, royalty-free, non-exclusive, perpetual, irrevocable, worldwide license under the Transferred Patent, including the right to make, have made, develop, use, lease, sell, offer for sale, import, support, service and otherwise dispose of products and services and practice any methods in connection therewith, in each case as used solely by GENBAND’s and its Affiliates’ products and services as of the execution date of the ASA and the natural successors thereof, and in all cases solely outside the Field of Use.  The licenses granted to GENBAND pursuant to this Section 2.13 include the right to sublicense only to (i) GENBAND Affiliates, with the right to further sublicense in accordance with this section, and (ii) Contractors, distributors, suppliers, contract manufacturers, customers and end users (but only to the extent necessary for such end users’ use of products and services outside of the Field of Use).  The licenses granted under this Section 2.13 also include Integration Rights in connection with products and services outside of the Field of Use.

Article Three- CONFIDENTIAL INFORMATION

3.01     For the avoidance of doubt, GENBAND’s Confidential Information includes, without limitation, (i) this License Agreement, (ii) the Nortel IPLA and (iii) the GENBAND Interface Specification.  Any Confidential Information of a Party received by another Party pursuant to this License Agreement shall be used, disclosed, or copied only for the purposes of, and only in accordance with, this License Agreement.  Each Party shall use, at a minimum, the same degree of care as it uses to protect its own Confidential Information of a similar nature, but no less than reasonable care, to prevent the unauthorized use, disclosure or publication of Confidential Information.  Without limiting the generality of the foregoing:

      (a)        each Party shall only disclose Confidential Information of the other Parties to its employees or any individual or entity which (i) is bound by obligations of confidence substantially similar to (but no less protective of the Confidential Information than) those contained in this License Agreement, and (ii) has a bona fide need to access the Confidential Information consistent with the receiving Party’s rights under this License Agreement;

(b)        no Party shall make or have made any copies of Confidential Information of any other Party except those copies which are necessary for the purposes of this License Agreement; and

      (c)        each Party shall affix to any copies it makes of the Confidential Information, all proprietary notices or legends affixed to the Confidential Information as they appear on the copies of the Confidential Information originally received from the disclosing Party.

3.02     Exclusions.  Neither Party shall be bound by obligations restricting disclosure set forth in this License Agreement with respect to Confidential Information which:

(a)        without obligation of confidentiality was rightfully known by the recipient prior to disclosure, as evidenced by its business records;

      (b)        was lawfully in the public domain prior to its disclosure, or lawfully becomes publicly available other than through a breach of this License Agreement or any other confidentiality obligation on behalf of any third party;

      (c)        was disclosed to the recipient by a third party, provided such third party, or any other party from whom such third party receives such information, is not in breach of any confidentiality obligation in respect of such information; or

(d)       is independently developed by the recipient without reference to or use of the Confidential Information of the other Parties.

3.03     Exceptions.  Notwithstanding anything to the contrary herein, the Parties may disclose Confidential Information when such disclosure is compelled pursuant to legal, judicial, or administrative proceedings, or otherwise required by law, court or governmental or regulatory authority, but solely to the extent required thereby.  The Party from whom disclosure is compelled pursuant to this Section 3.03 shall use reasonable efforts to advise the other Party of any such disclosure in a timely manner prior to making any such disclosure (so that either Party can apply for such legal protection as may be available with respect to the confidentiality of the information which is to be disclosed), and provided that the Party from whom such disclosure is compelled shall use reasonable efforts to apply for such legal protection as may be available with respect to the confidentiality of the Confidential Information which is required to be disclosed.

3.04     Survival.  The obligations contained in this Article 3 shall continue to apply after the Effective Date and shall survive termination of this agreement for any reason unless otherwise agreed to by the parties in writing.

Article Four- disclaimers

4.01          No Additional Obligations.  All Intellectual Property licensed or sublicensed under this License Agreement is licensed and sublicensed as such Intellectual Property exists as of the Effective Date.  Unless otherwise expressly provided in this License Agreement, there is no obligation to provide upgrades, updates, enhancements, improvements, support or maintenance to any of the Intellectual Property licensed under this License Agreement.  Without limiting the generality of the foregoing, nothing contained in this License Agreement shall be construed as:

(a)        requiring the filing of any patent application or application to register any industrial design, the securing of any patent or industrial design, or the maintaining of any patent or industrial design in force;

(b)        a warranty or representation by GENBAND, or an admission by PT, as to the validity or scope of any Intellectual Property licensed hereunder;

(c)        a warranty or representation that any manufacture, development, sale, lease, use or importation will be free from infringement of patents or other intellectual property rights of third parties;

(d)       an agreement to bring or prosecute actions or suits against third parties for infringement or misappropriation;

(e)        an obligation to furnish any assistance or any technical information under this License Agreement; or

(f)        conferring any right to use, in advertising, publicity or otherwise, any Trademark.

4.02          No Other Warranties.  There are no warranties, representations or conditions, express or implied, statutory or otherwise between the Parties under this License Agreement except as specifically set forth herein.

4.03          DISCLAIMER.  EXCEPT FOR GENBAND’S REPRESENTATIONS AND WARRANTIES PROVIDED IN THE ASA, THE SIGNALING BUSINESS IP IS PROVIDED TO PT BY GENBAND “AS IS” WITHOUT WARRANTY OR CONDITION OF ANY KIND, AND GENBAND EXPRESSLY DISCLAIMS ALL WARRANTIES AND CONDITIONS, STATUTORY, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OR CONDITION OF TITLE, MERCHANTABILITY, MERCHANTABLE QUALITY, FITNESS OR SUITABILITY FOR ANY PARTICULAR PURPOSE (EVEN IF ON NOTICE OF SUCH PURPOSE), NON-INFRINGEMENT, CUSTOM OR USAGE IN THE TRADE.

EXCEPT FOR BREACHES OF OBLIGATIONS OF CONFIDENTIALITY, INFRINGEMENT, MISAPPROPRIATION OR MISUSE OF A PARTY’S INTELLECTUAL PROPERTY, AND EXCEPT AS MAY BE SET FORTH IN THE ASA, IN NO EVENT SHALL ANY PARTY BE LIABLE FOR ANY INDIRECT, OR INCIDENTAL, OR SPECIAL, OR CONSEQUENTIAL OR EXEMPLARY DAMAGES OF ANY KIND, OR ANY LOST BUSINESS, OR LOST SAVINGS, OR LOSS OR DAMAGE TO DATA, OR LOST PROFITS, OR OTHER DAMAGES BASED ON (A) THE AMOUNT OF USE OF, OR THE AMOUNT OF REVENUES OR PROFITS EARNED OR OTHER VALUE OBTAINED BY, THE USE OF ANY INTELLECTUAL PROPERTY OR A PRODUCT OR SERVICE; OR (B) THE LOST REVENUES OR PROFITS OF ANY THIRD PARTY ARISING FROM ANY USE OF ANY INTELLECTUAL PROPERTY OR A PRODUCT OR SERVICE, REGARDLESS OF THE CAUSE AND WHETHER ARISING IN CONTRACT (INCLUDING FUNDAMENTAL BREACH), TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

4.04     With the exception of any specific remedy explicitly provided for in this License Agreement, GENBAND shall be liable towards PT under this License Agreement only for performance or damages for non-performance of GENBAND’s obligations specified in this License Agreement.  Any other claim or remedy PT may have against GENBAND under this License Agreement based on whatever legal theory for any breach, action or omission in connection with this transaction, including the right to withdraw, the winding up or the alteration of the transaction contemplated hereunder, as well as any claims for breach of pre-contractual obligations are hereby expressly excluded and waived by PT.

Article Five- MISCELLANEOUS

5.01          Notices.  All demands, notices, communications and reports provided for in this License Agreement shall be in writing and shall be sent by facsimile transmission with confirmation to the number specified below, or personally delivered or sent by reputable overnight courier service (delivery charges prepaid) to a Party at the address specified below, or at such address, to the attention of such other person, and with such other copy, as the recipient Party has specified by prior written notice to the sending Party pursuant to the provisions of this Section 5.01.

If to GENBAND, to:

GENBAND US LLC

2801 Network Boulevard, Suite 300

                        Frisco, Texas 75034

                        Attention:  Legal Department

Facsimile:  972-265-3599

If to PT, to:

Perftech (PTI) Canada Corp.

c/0 Performance Technologies, Inc.

205 Indigo Creek Drive

Rochester, New York 14626

Attention: John M. Slusser

Facsimile: 585-256-3520

Any such demand, notice, communication or report shall be deemed to have been given pursuant to this License Agreement when delivered personally, when confirmed if by facsimile transmission, or on the business day after deposit with a reputable overnight courier service, as the case may be.

5.02          Assignment.

(a)        GENBAND shall not assign or grant any right under any of the GENBAND Signaling Gateway Patents, unless such assignment or grant does not affect the licenses and rights granted under this License Agreement.

(b)        Both Parties may, at their sole discretion, assign or transfer their interests in and/or delegate its obligations under this License Agreement, whether by transfer, merger, operation of law, or otherwise; provided, however, that PT may not assign or transfer its interests in and/or delegate its obligations with respect to GENBAND Interface Specification without the prior written consent of GENBAND, which consent may be withheld in its sole discretion.  Any attempt to assign any right, interest, obligation or this License Agreement in a manner not expressly set forth above shall be void.

5.03          Publicity.  The existence and subject matter of this License Agreement shall be held in confidence by each Party and only disclosed as may be agreed to by the other Parties or (i) as may be required by applicable law, court or governmental or regulatory authority, or (ii) in connection with a change in control of a Party or any of its Affiliates.  If disclosure is required pursuant to this Section 5.03, the disclosing Party shall consult in advance with the other Parties and attempt in good faith to reflect such other Parties’ concerns in the required disclosure.

5.04          Costs.  Except as otherwise expressly provided herein, all costs and expenses (including the fees and disbursements of legal counsel, investment advisers and auditors) incurred in connection with this License Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses.

5.05          No Third-Party Beneficiaries.  Except as set forth in this Section 5.05, the Parties intend that this License Agreement shall not benefit or create any right, remedy or claim under or in respect of this License Agreement or any provision hereof, or cause of action in or on behalf of any Person other than the Parties hereto, their firm, partners, employees, advisers, representatives, agents, respective successors and permitted assigns, and no Person, other than the Parties hereto, their firm, partners, employees, advisers, representatives, agents, respective successors and their permitted assigns shall be entitled to rely on the provisions hereof in any action, suit, proceeding, hearing or other forum.  This License Agreement shall inure to the benefit of and be binding upon the Parties and their firm, partners, employees, advisers, representatives, agents, respective successors and permitted assigns.  Except as set forth in the following sentence, no Person that is not a Party to this License Agreement shall have any rights or obligations pursuant to this License Agreement.  Notwithstanding the foregoing in this Section 5.05, the Parties intend that for Nortel Networks Limited, Nortel Networks Inc., the EMEA Sellers (as defined on Exhibit I to the Nortel IPLA), the Joint Administrators (as defined in the Nortel IPLA) and the Joint Israeli Administrators (as defined in the Nortel IPLA) to be express and intended third-party beneficiaries to Section 2.01 hereof and the partial assignment described therein.

5.06          Severability.  If any term or provision of this License Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this License Agreement shall nonetheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this License Agreement is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this License Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

5.07          Amendment.  This License Agreement may be amended by the Parties at any time.  This License Agreement may not be amended except by an instrument in writing executed on behalf of each of the Parties.

5.08          No Waiver.  Any agreement on the part of a Party to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.  Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this License Agreement.  The failure or delay by any Party to assert any of its rights under this License Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any Party of any of its rights under this License Agreement preclude any other or further exercise of such rights or any other rights under this License Agreement.

5.09          Enforcement.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this License Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this License Agreement and to enforce specifically the terms and provisions of this License Agreement in the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, in any Delaware State court or the Federal court of the United States of America sitting in the State of Delaware), this being in addition to any other remedy to which they are entitled at law or in equity.

5.10          Entire Agreement.  This License Agreement and the ASA constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this License Agreement.

5.11          GOVERNING LAW.  THIS LICENSE AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

5.12          Consent to Jurisdiction.  Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, any Delaware State court and the Federal court of the United States of America sitting in the State of Delaware) for the purposes of any matters or claims arising out of this License Agreement or any transaction contemplated hereby (“Litigation”) (and each agrees that no such Litigation shall be brought by it or any of its Affiliates except in such courts).  Each of the Parties further agrees that, to the fullest extent permitted by applicable law, service of any process, summons, notice or document by U.S. registered mail to such Person’s respective address set forth in Section 5.01 shall be effective service of process for any Litigation in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence.  Each of the Parties irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any Litigation in the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, in any Delaware State court or the Federal court of the United States of America sitting in the State of Delaware) or that any such Litigation brought in any such court has been brought in an inconvenient forum.

5.13          WAIVER OF JURY TRIAL.  EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A

TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.  EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 5.12.

5.14          Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.  If any signature is delivered by facsimile transmission or by PDF, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf the signature is executed) with the same force and effect as if such facsimile or PDF signature were an original thereof.

[Signature Page Follows]

            IN WITNESS WHEREOF, the Parties hereto have signed and executed this License Agreement on the date first above mentioned.

GENBAND:                                          PT:

Genband Us LLC                                 PERFTECH (PTI) CANADA CORP.

By:      /s/ Shauna Martin                                      By:      /s/ John M. Slusser

Name:  Shauna Martin                                           Name:  John M. Slusser

Title:    General Counsel                                        Title:    President and CEO

          Executive Vice President

            and Secretary

Genband Ireland Limited

By:      /s/ Patrick Dolan

Name:  Patrick Dolan

Title:    Director

Genband IP Company

By:      /s/ Shauna Martin

Name:  Shauna Martin

Title:    Director